Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) dated as of March 21, 2016, is entered into by and between Colony Starwood Homes, a Maryland real estate investment trust (the “Company”), and Ryan Berry (the “Employee”).

WHEREAS, the Company wishes to secure the services of the Employee; and

WHEREAS, the Employee wishes to commence service with the Company and to enter into this Agreement on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt and adequacy of which are mutually acknowledged, the Company and the Employee agree as follows:

1. Start Date. The Employee’s start date will be March 21, 2016 (the “Start Date”).

2. Term. The term of the Employee’s employment with the Company under this Agreement will commence on the Start Date and continue until the first (1st) anniversary thereof, unless the Employee’s employment is earlier terminated by the Employee or the Company, in either case with or without “Cause” (as such term is defined in Section 9(c)) or reason (the term of the Employee’s employment, the “Term”). After the expiration of the initial Term, the Term shall automatically renew for additional one (1) year periods on each anniversary of the Start Date, unless either party to this Agreement gives written notice of non-renewal to the other party at least sixty (60) days prior to the applicable anniversary of the Start Date. The Employee acknowledges that the Employee’s employment hereunder is terminable at will, subject to the terms and conditions herein.

3. Position and Duties. During the Term, the Employee will be the Executive Vice President, General Counsel of the Company, and will be responsible for overseeing the legal affairs of the Company. The Employee will report to the Chief Executive Officer of the Company. All other officers and employees will report to the Employee, unless otherwise determined by the Board. Notwithstanding the foregoing, all major decisions involving the Company shall be made under the supervision of the Board consistent with the terms of the Company’s organizational documents. During the Term, the Employee agrees to devote substantially all the Employee’s business time, attention and skill to the performance of the Employee’s duties to the Company, subject to reasonable allowances for illness and vacation. Notwithstanding the foregoing, during the Term, the Employee will be permitted to engage in (a) management of the Employee’s personal investments, so long as such activities do not interfere or conflict in more than an immaterial manner with the performance of the Employee’s responsibilities as an employee or officer of the Company in accordance with this Agreement; (b) continued membership on any boards of companies or charitable institutions on which the Employee currently serves; and (c) such board memberships as the Board may approve in advance at its sole discretion.

4. Location. During the Term, the Employee will perform the Employee’s duties in offices provided by the Company in Scottsdale, Arizona (the “Principal Location”) or such other location as agreed to between the Company and the Employee, and the Employee will be expected to travel to other areas as may be reasonably necessary to fulfill the Employee’s duties and responsibilities hereunder.

5. Salary. During the Term, the Employee will receive from the Company a base salary at the annual rate of no less than $300,000 (the “Base Salary”), payable in substantially equal installments at such intervals as may be determined by the Company in accordance with its ordinary payroll practices as established from time to time. For the avoidance of doubt, any increase to the Base Salary shall be in the sole discretion of the Compensation Committee (the “Committee”) of the Board of Trustees of the Company (the “Board”).

6. Annual Bonus. Commencing with calendar year 2016 and during each year during the Term thereafter, and subject to the terms herein, the Employee will be eligible to receive a discretionary annual bonus that has a target amount equal to 100% of the Base Salary in effect for the relevant year (“Target Bonus”); provided, however, that the actual amount of the annual bonus earned by and payable to the Employee for any year shall be determined by the Committee in its sole discretion, based on the Employee’s achievement of individual and/or Company performance criteria. The Company performance criteria for calendar year 2016 are set forth on Schedule A attached hereto. The Employee’s bonus will be paid annually to the Employee, when annual bonuses are paid generally (but no later than March 15 of the fiscal year following the fiscal year with respect to which the bonus was earned), and to be eligible to receive a bonus, the Employee must remain in the employment of the Company or any of its Affiliates until the last day of the fiscal year with respect to which the bonus is earned.

7. Equity Compensation. The Company shall grant to the Employee an award of restricted share units (“RSUs”) representing the right to receive the number of the Company’s common shares (the “Underlying Shares”) in an amount equal to the quotient obtained by dividing (i) $300,000, by (ii) the fair market value per share of the Company’s common shares on the date of grant (the “RSU Award”). Subject to the Employee’s continued service with the Company through the applicable vesting date, one-fourth (1/4) of the RSU Award shall vest and become non-forfeitable on each of the first, second, third and fourth anniversaries of the date of grant. Upon vesting, RSUs shall be settled in common shares of the Company. The Employee shall also have the right to receive on a current basis dividend equivalent payments and/or distribution equivalent payments. The terms and conditions of the RSU Award will be set forth in a separate award agreement (the “RSU Award Agreement”), to be entered into by the Company and the Employee, which will evidence the grant of the RSU Award. The Company may grant additional equity awards to the Employee during the Term in the sole discretion of the Committee.

8. Benefits. During the Term, the Employee (and, as applicable, the Employee’s dependents) will be entitled to participate in the Company’s standard benefits package on the same terms as similarly situated employees of the Company, with health benefits to be effective as of the Employee’s Start Date. These plans and benefits may be changed at any time, for any reason, by the Company.

9. Termination.

(a) Termination Without Cause or for Good Reason. In the event of the Employee’s termination of employment by the Company without Cause or by the Employee for Good Reason, the Employee will be entitled to receive (i) in a single lump-sum payment on the termination date, the aggregate amount of the Employee’s earned but unpaid Base Salary, any earned but unpaid bonus in respect of service for the prior year (in accordance with Section 6) (by way of illustration, if the Employee’s termination date is March 15, 2017, the Employee will be eligible to receive the Employee’s annual bonus for calendar year 2016 in an amount determined in accordance with Section 6) and accrued but unpaid vacation pay through the termination date (together, the “Accrued Obligations”), (ii) an amount equal to the sum of (A) twelve (12) months’ gross Base Salary (calculated based on the Employee’s annualized rate in effect on the Employee’s termination date), plus (B) the Employee’s Target Bonus for the year in which the Employee’s termination occurs, payable in one cash lump sum on the sixtieth (60th) day following the Employee’s termination date, (iii) an amount equal to a pro rated portion of the Target Bonus for the year in which the Employee’s termination occurs (pro rated based on the number of days in the calendar year in which the Employee’s termination date occurs through the Employee’s termination date) (by way of illustration, if the Employee’s termination date is March 1, 2017, the Employee will be eligible to receive an amount equal to the product of: (A) the Employee’s Target Bonus for calendar year 2017 multiplied by (B) the quotient obtained by dividing (x) the number of days between January 1, 2017 and March 1, 2017 by (y) 365), payable in one cash lump sum on the sixtieth (60th) day following the Employee’s termination date, (iv) for a period of twelve (12) months following the Employee’s termination date, provided that the Employee timely elects to receive continuation coverage under the Company’s group health plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Company-paid continued healthcare coverage under its group health plans at the same levels and the same cost to the Employee as would have applied if the Employee’s employment had not been terminated (based on the Employee’s elections in effect on the Employee’s termination date), and (v) acceleration and vesting in full (and, to the extent applicable, exercisability) of all outstanding time-based equity awards held by the Employee on the termination date (but not performance-based awards, which shall continue to vest in accordance with their terms), in each case subject to the conditions herein. It shall be a condition to the Employee’s right to receive and retain the amounts set forth in sub-clauses (ii) - (v) above that the Employee (A) timely executes and returns (and does not revoke or breach) a valid confidential general release agreement in the form attached hereto as Schedule B, and (B) complies fully and in all respects with the Employee’s obligations under Section 12 herein.

(b) Termination For Cause or Due to Death or Disability; Resignation of Employment. If the Employee is terminated from employment for Cause or due to death or disability or if the Employee resigns for any reason, the Employee will be entitled to receive the Accrued Obligations only and will not be eligible to receive any portion of the annual bonus described in Section 6 for the year in which the Employee’s termination of employment occurs. However, if the Employee is terminated from employment due to death or disability, all outstanding equity awards held by the Employee on the termination date will immediately become fully vested and, as applicable, exercisable.

(c) Definition of “Cause”. For purposes of this Agreement, “Cause” means

i. any actions or omissions by the Employee representing a fraud or willful misconduct against the Company or an Affiliate of the Company;

ii. the Employee’s conviction of (or plea of guilty or no contest to) an Applicable Felony (as defined below) (unless reversed, overturned or vacated on appeal); or

iii. any action or omission by the Employee representing a grossly negligent, willful or reckless disregard of any of the Employee’s duties and obligations under this Agreement or otherwise to the Company or an Affiliate of the Company and such action or omission results in materially adverse consequences to the Company or an Affiliate of the Company, provided that, if such action or omission is capable of correction, the Employee do not fully correct such circumstances within fifteen (15) days after a written notice is delivered to the Employee by the Board, which notice specifically identifies the manner in which the Board believes that the Employee have grossly negligently, willfully or recklessly disregarded such duties and obligations.

For purposes of this Agreement, (A) no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, without reasonable belief that such action or omission was in the best interests of the Company or an Affiliate of the Company and (B) an “Applicable Felony” means a felony (i) relating to the Company’s or any of its Affiliates’ operations or affairs, or to any other Company business or financial matters, (ii) resulting in incarceration for a period of at least forty-five (45) consecutive days or for a total period of ninety (90) days in any 360-day period, or (iii) which would materially interfere with the ability of the Company or an Affiliate of the Company to acquire real estate related interests or to obtain financing from any federal, state or local governmental agency or authority regularly engaged in the selling or financing of real estate related interests or which results in a default or an event of default under a joint venture agreement, or any mortgage or other instrument or agreement by which the Company or an Affiliate of the Company or any of their respective direct or indirect assets are bound.

(d) Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” means the occurrence of any one or more of the following events without the Employee’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction) as provided below:

i. a material diminution in the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3;

ii. a material reduction of the Base Salary or Target Bonus opportunity, as the same may be increased from time to time;

iii. a change in the geographic location of the Principal Location by more than twenty-five (25) miles from its existing location; or

iv. the Company’s material breach of this Agreement.

Notwithstanding the foregoing, the Employee will not be deemed to have resigned for Good Reason unless (1) the Employee provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that the Employee know or should reasonably have known to constitute Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of the Employee’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.

10. Reduction in Benefits. If at any time, any payment or other benefit to the Employee pursuant to this Agreement (all such payments and benefits, the “Potential Parachute Payments”) is or will become subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code or any similar tax payable under any United States federal, state, local, foreign or other law (“Excise Taxes”), then the Employee may, at the Employee’s sole and exclusive discretion, determine that payments under this Agreement shall be reduced, to the extent necessary so that no portion of the Potential Parachute Payments is subject to Excise Taxes. For purposes of this Section 10, whenever there is to be a reduction in a Potential Parachute Payment, such reduction shall be done first by reducing any cash payments with the last payment reduced first; next any equity or equity derivatives that are included under Section 280G of the Code at full value rather than accelerated value; next any equity or equity derivatives based on acceleration value shall be reduced with the highest value reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24); finally any other non-cash benefits will be reduced.

11. Successors.

(a) This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives.

(b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

12. Restrictive Covenants. The Employee hereby agree to the following restrictive covenants:

(a) Non-Competition. During the Employee’s employment and for a period of twelve (12) months following the effective date of the termination of the

Employee’s employment from the Company for any reason, the Employee shall not, directly or indirectly (whether as a principal, agent, employee, employer, consultant, partner, member, officer, director, shareholder of a closely or privately held corporation or shareholder in excess of five percent (5%) of a publicly traded corporation), engage or invest in activities or businesses, or establish any new businesses, within any geographic location in which the Company, or any of its Affiliates conducted, or was planning to conduct, business on or before the effective date hereof that are substantially in competition with the Company or any of its Affiliates, including (A) soliciting any customer or prospective customer of the Company or any of Affiliates to purchase any goods or services sold by the Company or any of its Affiliates, from anyone other than the Company and/or its Affiliates, and (B) assisting any Person in any way to do, or attempt to do, anything prohibited by clause (A) above.

(b) Non-Solicitation of Employees. During the Employee’s employment and for a period of twelve (12) months following the effective date of the termination of the Employee’s employment from the Company for any reason, the Employee shall not solicit or recruit for other employment any of the employees of the Company or any of its Affiliates, or encourage any of such employees to leave the employment of the Company or any of its Affiliates.

(c) Confidentiality.

i. The Employee shall not, either during or after the Employee’s employment with the Company, make any unauthorized disclosure or use of any confidential, proprietary, secret or other non-public information about the Company or its business, including any business or investment opportunities the Employee learned of in the Employee’s capacity as an employee of the Company. This information includes, but is not limited to, information regarding the amount and nature of the capital and assets owned or controlled by, or net worth of, the Company and/or any of our partners, employees or investors, the investments made, directly or indirectly, by the Company (including, but not limited to, any partnerships, corporations or other entities in which we invest and the assets which any of those entities acquires); the expected or actual rates of return or holding periods of any investment by the Company; any opportunity the Employee has learned about in connection with, or as a consequence of the Employee’s employment with the Company, the respective interest in any investment of any of our partners or investors or the manner in which those interests are held; the identities of the other persons or entities who participate in any investment made by the Company; and financial statements, projections, budgets and market information (collectively, the “Information”).

ii. The Employee is prohibited from using, and the Employee agrees not to use, opportunities discovered in the course of the Employee’s employment for the Employee’s own personal gain or benefit. For example, if, in the Employee’s capacity as an employee, the Employee is approached about or otherwise becomes aware of a potential investment that may be appropriate for the Company, the Employee must not take that opportunity for the Employee’s self, or share or disclose it to any third party, but rather must instead bring it to the attention of appropriate Company personnel for consideration and potential action.

iii. If the Employee should leave the Company’s employ for any reason, the Employee shall return to the Company and certify, in writing, within three days of the Employee’s departure or termination, that the Employee no longer possess any documents (including emails) and copies of documents prepared or received by the Employee during the Employee’s employment that relate to the Company and the Employee shall not utilize any transaction structures that are of a proprietary nature to the Company or any other proprietary information of the Company in any business endeavor which the Employee may undertake following the Employee’s leaving the Company’s employ for any reason. Without limitation on the foregoing, transaction structures or other information shall be deemed to be of a proprietary nature if the same was developed by or in conjunction with the Company and the same is not generally available in the public domain.

(d) Intellectual Property. The Employee acknowledges and agrees that the services and/or work the Employee provide is “work for hire” services within the definition of Sections 101 and 201(b) of the United States Copyright Act, 17 U.S.C. §§101 and 201(b), and as such the Company is deemed to be the author of the work and owns all rights, title and interest in and to the work under any and all laws of any nation or territory and under any and all conventions or treaties including, but not limited to, the Berne Convention and the Universal Copyright Convention. The Employee waives and releases any and all rights, title and/or interest in and to the work, now and/or in the future, including, but not limited to, any and all copyrights, patents, trademarks, service marks, proprietary rights, or intellectual property. The Employee agrees that if the services and/or work may not be considered work for hire under 17 U.S.C. §§101 and 201(b), the Employee transfers and assigns any and all rights, title and/or interest in and to the work and any inventions or other products, ideas, methods, creations, or property arising therefrom or relating thereto, including, but not limited to, any and all moral rights or related non-economic rights whatsoever, and shall, without further consideration but at the expense of the Company, execute any additional documents that may be necessary to effect this transfer. In the event the Company is unable for any reason whatsoever to secure the Employee’s signature to any lawful and necessary documents required, including those necessary for the assignment of, application for, or prosecution, including, but not limited to, renewal, of any applications and/or registrations for copyright, patent, trademark, service mark and/or other protection of intellectual property or proprietary rights in the United States or in any other country, territory or jurisdiction, the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as agent and attorney in fact, to act for and in the Employee’s behalf and stead to execute and file any such application and to do all other lawfully permitted acts to further the assignment, prosecution and issuance of copyright, patent, trademark or service mark thereof with the same legal force and effect as if executed by the Employee. The Employee hereby waives and quitclaims to the Company any and all claims of any nature whatsoever which the Employee may now have or hereafter have for infringement of any copyright, patent, trademark, service mark, proprietary right or intellectual property resulting from any such application or use thereof.

(e) Remedies. It is understood and agreed that remedies at law would be inadequate in the case of any breach or threatened breach of the covenants contained in this Section 12, and thus the Company shall be entitled to equitable relief, including specific performance and temporary, preliminary, and permanent injunction relief, without the necessity of showing actual damage and without any bond or other security being required, with respect to any breach or threatened breach of such covenants, as contemplated by this Section 12.

13. Representation. The Employee represents and warrants to the Company, and the Employee’s signature below will confirm, that performance of the Employee’s obligations as an employee of the Company, or any other matter contemplated by this Agreement, will not conflict with or violate any agreement, court order, obligation or other restriction to which the Employee is a party or is subject. In the event of a demand, claim or proceeding by any third party alleging obligations that are inconsistent with the foregoing confirmation, the Company will have the discretion to terminate the Employee’s employment, and such termination will not be deemed to have been a termination without cause for purposes of any other termination-related obligation, nor result in any liability by the Company or by any of its Affiliates to the Employee (i.e., no severance or any other payments will be due to the Employee hereunder).

14. Miscellaneous.

(a) Governing Law; Arbitration.

i. This Agreement will be governed by and construed in accordance with the laws of the State of Arizona (other than its choice of laws rules).

ii. All controversies, claims or disputes arising out of or related to this Agreement will be settled under the rules of the American Arbitration Association then in effect in the State of Arizona, applying Arizona law, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction in the State of Arizona. Any such arbitration will be conducted in Scottsdale, Arizona, on an individual (and not a class, collective, or representative) claim basis by a single arbitrator selected as hereinafter provided (the “Arbitrator”) in accordance with the Employment Arbitration Rules of the American Arbitration Association (“AAA”), provided that in the event of a conflict between the provisions of this Agreement and such Employment Arbitration Rules, the provisions of this Agreement shall control.

iii. The Arbitrator shall be determined from a list of names of five impartial arbitrators each of whom shall be an attorney experienced in arbitration matters concerning executive employment disputes, supplied by the AAA, and chosen by the Employee and the Company each in turn striking a name from the list until one name remains (with the Employee being the first to strike a name).

iv. The Arbitrator shall not have the power to add to or to modify any of the terms or conditions of this Agreement. The Arbitrator’s decision shall not go beyond what is necessary for the interpretation and application of the provision(s) of this Agreement in respect of the issue before the Arbitrator. The Arbitrator shall have the authority to award any remedy or other relief (including provisional remedies and relief) that a court of competent jurisdiction could order or grant. The Arbitrator’s written decision shall be rendered within sixty (60) days of the closing of the hearing. The decision reached by the Arbitrator shall be final and binding upon the parties as to the matter in dispute. To the extent that the relief or remedy granted by the Arbitrator is relief or remedy on which a court could enter judgment, a judgment upon the award rendered by the Arbitrator shall be entered in any court having jurisdiction thereof (unless in the case of an award of damages, the full amount of the award is paid within ten (10) days of its determination by the Arbitrator). The arbitration proceeding and all filing, testimony, documents and information relating to or presented during the arbitration proceeding shall be disclosed exclusively for the purpose of facilitating the arbitration process and in any court proceeding relating to the arbitration, and for no other purpose, and shall be deemed to be information subject to the confidentiality provisions of this Agreement.

v. The parties may obtain a pre-hearing exchange of information including depositions, interrogatories, production of documents, exchange of summaries of testimony or exchange of statements of position, and the Arbitrator shall limit such disclosure to avoid unnecessary burden to the parties and shall schedule promptly all discovery and other procedural steps and otherwise assume case management initiative and control to effect an efficient and expeditious resolution of the dispute. At any oral hearing of evidence in connection with an arbitration proceeding, each party and its counsel shall have the right to examine its witness and to cross-examine the witnesses of the other party. No testimony of any witness, or any evidence, shall be introduced by affidavit, except as the parties otherwise agree in writing. All discovery shall be completed by that date which is ninety (90) days after the date the Arbitrator is selected.

vi. Notwithstanding the dispute resolution procedures contained in this Agreement, either party may apply exclusively to any court sitting in the State of Arizona (i) to enforce this agreement to arbitrate, (ii) to seek provisional injunctive relief so as to maintain the status quo until the arbitration award is rendered or the dispute is otherwise resolved, (iii) to confirm any arbitration award, or (iv) to challenge or vacate any final judgment, award or decision of the Arbitrator that does not comport with the express provisions of this Agreement. In the event any party initiates litigation against any other party (other than litigation to compel arbitration, in aid of arbitration or to enforce an arbitration award so long as such litigation does not exhibit a principal motivation to evade the confidential nature of a dispute resolution procedure through arbitration), then the party initiating such litigation shall be liable to the other party for any attorneys’ fees, costs or expenses incurred by such party in defense of such litigation, in addition to any other damages actually incurred by that party as a result of the initiation of such litigation.

(b) This Agreement, together with the RSU Award Agreement, constitutes the entire understanding and agreement between the parties with respect to the subject matter hereof, and supersedes any prior discussions, negotiations or other written materials in respect of the subject matter hereof. This Agreement may not be amended, unless such amendment is in writing and signed by both of the parties hereto.

(c) The Employee shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by the Employee as the result of employment by another employer after the termination date of the Employee employment with the Company, or otherwise. The Company’s obligation to make the severance payments provided for in Section 9 of this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Employee or others.

(d) This Agreement is intended to comply with the requirements of Section 409A of the Code, and shall be interpreted and construed consistently with such intent. Certain payments to the Employee pursuant to this Agreement are also intended to be exempt from Section 409A of the Code to the maximum extent possible, as short-term deferrals pursuant to Treasury Regulation §1.409A-1(b)(4). In the event the terms of this Agreement would subject the Employee to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Employee shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible; provided that in no event shall the Company be responsible for any 409A Penalties that arise in connection with any amounts payable under this Agreement. To the extent any amounts under this Agreement are payable by reference to the Employee’s “termination of employment,” such term shall be deemed to refer to the Employee’s “separation from service,” within the meaning of Section 409A of the Code to the extent necessary to avoid 409A Penalties. To the extent necessary to avoid 409A Penalties, to the extent that the Employee is a “specified employee” (within the meaning of the final regulations promulgated under Section 409A of the Code) as of the date of the Employee’s “separation from service” (within the meaning of Section 409A of the Code) from the Company, no amount that constitutes a deferral of compensation that is payable upon such separation from service and is subject to the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code will be paid to the Employee before the date (the “Delayed Payment Date”) that is the first day of the seventh month after the date of the Employee’s separation from service or, if earlier, the date of the Employee’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated, together with simple interest calculated at LIBOR as of the date of such separation from service, and paid on the Delayed Payment Date. Each severance payment payable to the Employee hereunder or otherwise shall be treated as a separate payment in a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii). Any reimbursement or advancement payable to the Employee pursuant to this Agreement shall be conditioned on the submission by the Employee of all expense reports reasonably required by the Company under any applicable expense reimbursement policy, and shall be paid to the Employee within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which the Employee incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.

(e) For purposes of this Agreement, the term “Affiliate” means with respect to any person or entity (1) any officer, director, employee, trustee, beneficiary, shareholder, partner, member or relative within the third degree of kindred of such person or entity; (2) any corporation, partnership, trust or other entity controlling, controlled by or under common control with such person or entity or any such relative of such person or entity; (3) any officer, director, trustee, beneficiary, general partner, member or employee of any entity described in (2) above; or (4) any trust or other entity established for the benefit of such person or entity or for members of such person’s immediate family.

(f) The respective rights and obligations of the parties hereunder will survive any termination of the Employee’s term of employment with the Company to the extent necessary to preserve the intended rights and obligations of the parties.

(g) The invalidity or unenforceability of any provision of this Agreement, or any provisions of any agreement referred to herein, will not affect the validity or enforceability of any other provision herein or therein. In the event any provision herein is found to be invalid or unenforceable, such provision will be modified and reformed to the minimum extent necessary to make it valid and enforceable.

(h) Failure on the Company’s part to exercise any rights or privileges granted to it by this Agreement or to insist upon the full performance of all obligations or duties assumed by the Employee shall not be construed as waiving any such rights, privileges, obligations or duties, or as creating any custom contrary thereto.

(i) This Agreement may be executed in one or more counterparts, including by fax or PDF, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

The Company

COLONY STARWOOD HOMES

By:	/s/ Frederick C. Tuomi
Name:	Frederick C. Tuomi
Title:	Chief Executive Officer

The Employee

/s/ Ryan Berry
Ryan Berry

SCHEDULE A

Performance Criteria

Metric	Weighting	Threshold (75%)	Target (100%)	Stretch (125%)
Stabilized Occupancy(1)	10%	94.0%	94.5%	95.0%
Blended Rent Growth(2)	20%	3.5%	4.5%	5.5%
Core NOI Margin(3)	20%	62.0%	63.0%	64.0%
Single-Family Core FFO Per Share(4)	20%	$1.55	$1.60	$1.65
Run-Rate Year-End Synergies(5)	20%	$48M	$50M	$52M
Subjective Evaluation	10%	N/A	N/A	N/A
Total	100%

(1)	Represents the average stabilized occupancy over the year, defined as number of occupied homes divided by the sum of the number of stable homes.
(2)	Weighted average rental rate increase percentage of lease renewals, replacement leases, and multi-year lease escalations within the period; adjusted for net impact of pool maintenance fee implementation.
(3)	Represents stabilized NOI divided by core revenue, defined as rental revenue less bad debt expense; excludes revenues and expenses related to the NPL segment.
(4)	Single-family Core FFO begins with NAREIT FFO as defined by the NAREIT White Paper, which is adjusted for: revenues and expenses related to the NPL segment, share-based compensation, non-recurring costs associated with the merger, acquisition fees and other expenses, write-off of loan costs, loss on derivative financial instruments, amortization of derivative financial instruments cost, severance expense, non-cash interest expense related to amortization on convertible senior notes and deferred financing fees and expenses, and other non-comparable items as applicable; assumes interest expense based on forward LIBOR curve and 2 floating-rate securitizations executed in 2016 — adjusted for interest rate market movements and financing decisions adversely impacting interest expense subsequent to 3/1/2016.
(5)	Annualized run-rate synergies of the merger at year-end 2016. Includes removal of external management fee to former SWAY Manager.

SCHEDULE B

CONFIDENTIAL GENERAL RELEASE AGREEMENT

This Confidential General Release Agreement (this “Release”) is entered into and provided by Ryan Berry (“Executive”), with reference to the following facts:

RECITALS

A. Executive and Colony Starwood Homes (the “Company”) are parties to an employment agreement effective as of January 5, 2016 (the “Employment Agreement”), pursuant to which the parties agreed, in Section 9(a) thereof, that upon the occurrence of certain conditions, Executive would become eligible for certain termination amounts (such termination amounts, the “Termination Payments”) in exchange for Executive’s release of Company from all claims which Executive may have against Company and the other terms set forth herein. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.

B. Executive is providing this Release in exchange for and as a condition of receiving the Termination Payments set forth in Section 9(a) of the Employment Agreement, and Executive hereby acknowledges that those payments constitute adequate and valuable consideration therefor.

C. By executing and providing this Release, Executive desires and intends to dispose of, fully and finally, all claims which Executive may have against Company and the other released parties below in the manner set forth in this Release.

AGREEMENT

1. Release. Executive, for himself and his heirs, successors and assigns, fully releases, and discharges a) the Company, b) the Company’s affiliates, c) the parents, subsidiaries, sister companies and co-venturers of each of them, and d) the officers, directors, members, owners, partners, employees, shareholders, attorneys, accountants, other professionals, representatives, insurers and agents of each of them (collectively the “Company Released Parties”), from all rights, claims, demands, actions, causes of action, liabilities and obligations of every kind, nature and description whatsoever, known or unknown, that Executive now has, owns or holds or has at anytime had, owned or held or may have against the Company Released Parties, or any of them, based upon, arising out of, concerning, relating to, or resulting from any act, omission, matter, fact, occurrence, transaction, thing, state of facts, claim, contention, statement, or event occurring or existing at any time in the past up to and including the date Executive has signed this Agreement. Without limiting the generality of the foregoing, this General Release applies to any and all rights, claims, demands, actions, causes of action, liabilities and obligations (i) for wages, bonuses, commissions, incentive compensation, compensation, penalties or interest, (ii) which in any way are based upon, relate to, arise out of, or result from Executive’s hiring by, employment with, or separation from the Company or any of its affiliates, or (iii) which could be asserted by Executive under any federal, state, or local law, regulation, ordinance, or executive order, including, but not limited to, the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the federal Family Medical Leave Act, as amended, the Americans with Disabilities Act, the

Employment Retirement Income Security Act (ERISA), any other statute or law prohibiting discrimination, or any common law or equity theory. Without waiver of the generality of the foregoing, nothing in this Agreement shall affect Executive’s (i) rights to file claims for workers’ compensation or unemployment insurance benefits, (ii) vested retirement, pension, health or welfare plan, or equity plan benefits, if any, (iii) rights, if any, to indemnification under applicable state law or arising under any indemnification agreement between Executive and the Company or under the bylaws, amended and restated declaration of trust or other similar governing document of the Company with respect to any third-party claims (other than shareholder derivative claims), (iv) rights to reimbursement of expenses, the Termination Payments, COBRA benefits or payments or make-whole payments, (v) rights with respect to Executive’s ownership interest in the Company, and (vi) rights under any applicable state or federal law that creates rights that may not be waived, compromised, exchanged, and relinquished.

2. Age Discrimination in Employment Release. Executive expressly recognizes and agrees that, by entering into this Release, Executive is waiving any and all rights or claims that Executive may have arising under the Age Discrimination in Employment Act (“ADEA”), as amended by the Older Workers Benefit Protection Act, which have arisen on or before the date of the execution of this Release. By Executive’s execution of this Release, Executive warrants and represents: (i) in return for Executive’s execution of this Release, Executive will receive payments and benefits which are beyond those to which Executive was otherwise entitled; (ii) Executive was advised (by this Release) to consult with an attorney before signing this Release; (iii) Executive has been given twenty-one (21) days to review this ADEA release and seven (7) days to revoke it; and, (4) Executive has voluntarily elected to execute this Release.

3. No Undue Influence. This Release is executed voluntarily and without any duress or undue influence. Executive acknowledges he has read this Release and executed it with his full and free consent. No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

4. Governing Law. This Release will be governed by the laws of the State of Arizona.

5. Severability. If any provision of this Release is held to be invalid, void or unenforceable, the balance of the provisions of this Release shall, nevertheless, remain in full force and effect and shall in no way be affected, impaired or invalidated.

6. Consultation with Counsel. Executive acknowledges and agrees that Executive has had the opportunity to consult and review this Release with counsel.

7. Confidentiality. This Release, and all the terms herein are confidential. Executive agrees that Executive will not disclose or release this Agreement or any information contained herein to anyone other than Executive’s attorneys, tax advisors, financial advisors and, where required, to taxing authorities; provided that the foregoing shall not restrict Executive from making any disclosures that are required by law.

8. Effective Date. This Release shall become effective on the eighth day following the date it has been signed and not revoked by Executive.

Ryan Berry

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